        As filed with the Securities and Exchange Commission on December 8, 2000
                                                      Registration No. 333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 XILINX, INC.
            (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                      77-0188631
   (State or Other Jurisdiction of                         (I.R.S. Employer
    Incorporation or Organization)                    Identification Number)


                               2100 Logic Drive
                          San Jose, California 95124
                                (408) 559-7778
      (Address, Including Zip Code, and Telephone Number, Including Area
                Code, of Company's Principal Executive Offices)

                              Willem P. Roelandts
                     President and Chief Executive Officer
                               2100 Logic Drive
                          San Jose, California 95124
                                (408) 559-7778
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  COPIES TO:
                           Steven J. Tonsfeldt, Esq.
                             Mark W. Seneca, Esq.
                             Timothy C. Chu, Esq.
                               VENTURE LAW GROUP
                          A Professional Corporation
                              2800 Sand Hill Road
                             Menlo Park, CA 94025

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling
                         Stockholders shall determine.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _______________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]


                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
 Title Of Each Class Of      Amount To Be       Proposed Maximum         Proposed Maximum        Amount Of
 Securities To Be           Registered (1)     Offering Price Per       Aggregate Offering      Registration
 Registered                                         Unit (2)                Price (2)               Fee
==============================================================================================================
Common Stock, par value
 $0.01                            2,425,900            $40.875             $99,158,662.50       $26,177.89
==============================================================================================================

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on December 1, 2000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated December 8, 2000


Prospectus

                                  Xilinx, Inc.

                        2,425,900 Shares of Common Stock

                             ______________________

     This prospectus is part of a registration statement that covers 2,425,900 shares of common stock of Xilinx that were originally issued by us in connection with our acquisition of RocketChips, Inc. These shares may be offered and sold from time to time by certain of our stockholders (the "selling stockholders"). The shares were originally issued in a private offering made in reliance on Regulation D and/or Section 4(2) of the Securities Act of 1933.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on the Nasdaq National Market under the symbol XLNX. On December 7, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $42.875 per share.

     Investing in our common stock involves risks. See Item 1, entitled "Business," and Item 7, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting Future Operating Results," contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and in our future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus for certain risks and uncertainties that you should consider.

                             ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

     The information in the prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                The date of this prospectus is December 8, 2000.

                               TABLE OF CONTENTS
                               -----------------

THE COMPANY................................................................  1
USE OF PROCEEDS............................................................  1
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION..............................  1
LEGAL MATTERS..............................................................  3
EXPERTS....................................................................  3
WHERE YOU CAN FIND MORE INFORMATION........................................  3

                                  THE COMPANY

     Xilinx designs, develops and markets complete programmable logic solutions, including advanced integrated circuits, software design tools, predefined system functions delivered as cores of logic and field engineering support. Xilinx's programmable logic devices (PLDs) include field programmable gate arrays (FPGAs) and complex programmable logic devices. These devices are standard products that its customers program to perform desired logic functions. Xilinx's products are designed to provide high integration and quick time-to-market for electronic equipment manufacturers primarily in the telecommunications, networking, computing, industrial and consumer markets. Its products are sold globally through a network of independent sales representatives, distributors and to original equipment manufacturers.

     Competitive pressures compel manufacturers of electronic systems to accelerate their products' introduction to market. Customer requirements for improved functionality, performance, reliability and lower cost are addressed through the use of components that integrate ever larger numbers of logic gates onto a single integrated circuit. Such integration often results in greater speed, smaller die size, lower power consumption and reduced costs. The rapid proliferation of the Internet and wireless communication networks continues to fuel the demand for more complex integrated circuits. At the same time, tremendous pressure is placed on electronic equipment manufacturers' product life cycles. Due to their inherent complexity and reprogrammability, Xilinx's PLDs enable electronic equipment manufacturers to effectively respond to these evolving market trends.

     Xilinx was organized in California in February 1984. In November 1985, Xilinx organized to incorporate its research and development limited partnership. In April 1990, it reincorporated in Delaware. Xilinx's corporate facilities and executive offices are located at 2100 Logic Drive, San Jose, California 95124 and its website is www.xilinx.com. Our telephone number at that location is (408) 559-7778. Information contained in our Web site does not constitute part of this prospectus.


                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of Xilinx common stock covered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of these shares by the selling stockholders.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     All of the shares of Xilinx common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by all of the former shareholders of RocketChips, Inc. (the "selling stockholders").

     All of the shares offered by the selling stockholders were acquired in connection with the merger of RocketChips, Inc., a Minnesota corporation, with a wholly owned subsidiary of Xilinx (the "merger"). Under the terms of the merger, Xilinx agreed to register the shares of Xilinx common stock received by the selling stockholders in connection with the merger. The shares held by the selling stockholders do not exceed one percent (1%) of Xilinx's outstanding capitalization. In the past three years, none of the selling stockholders has had a material relationship with Xilinx, except that certain selling stockholders became non-officer employees of Xilinx after the merger.

     We are registering the shares of Xilinx common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the shares of Xilinx common stock issued in the merger, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of these shares.

     The selling stockholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their common shares through:

     . a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

     . purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer for its account pursuant to this prospectus;

     . an exchange distribution in accordance with the rules of such exchange;

     . ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

     .    privately negotiated transactions.

     When selling their shares of Xilinx common stock, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

     . enter into transactions involving short sales of the common shares by broker-dealers;

     . sell common shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     . enter into option or other types of transactions that require the selling stockholder to deliver common shares to a broker-dealer or other person, who will then resell or transfer the common shares under this prospectus; or

     . loan or pledge the common shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling stockholders may allow other broker- dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the common stocks may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "Securities Act"). In addition, the broker-dealers' or their affiliates' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

     In addition to selling their shares of Xilinx common stock under this prospectus, the selling stockholders may:

     . agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act;

     . transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     . sell their common stocks under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     We have agreed to indemnify the selling stockholders against liabilities arising in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the selling stockholders may be required to make in that respect.

     In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have agreed to use our best efforts to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the selling stockholders until November 9, 2001. No sales may be made pursuant to this prospectus after such date unless we amend or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered hereunder.

     Additional information related to the selling stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.

                                 LEGAL MATTERS

     The validity of the shares of Xilinx common stock offered hereby will be passed upon for Xilinx by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025.

                                    EXPERTS

     The consolidated financial statements of Xilinx, Inc. appearing in Xilinx, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Government Filings.  We file annual, quarterly and special reports and
     ------------------
other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at www.xilinx.com.

     Stock Market.  The common stock of Xilinx is traded as a "National Market
     ------------
Security" on the Nasdaq National Market. Material filed by Xilinx can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Information Incorporated by Reference. The SEC allows us to "incorporate by
     -------------------------------------
reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     The following documents filed by Xilinx with the SEC are incorporated by reference in this prospectus:

     1. The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (File No. 0-18548).

     2. The Registrant's definitive Proxy Statement filed in connection with its August 10, 2000 Annual Meeting of Stockholders (File No. 0-18548).

     3. The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2000 (File No. 0-18548) and September 30, 2000 (File No. 0-18548).

     4. The Registrant's Current Report on Form 8-K, filed with the Commission on November 22, 2000 (File No. 0-18548).

     The Company will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Investor Relations, Xilinx, Inc., 2100 Logic Drive, San Jose, California 95124, and telephone (408) 559-7778.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by Xilinx in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for any selling stockholder is payable individually by such selling stockholder. All amounts are estimates except the SEC registration fee.

                                                                 Amount
                                                               to be Paid
                                                               -----------
SEC registration fee.....................................       $26,177.89
Printing.................................................       $ 5,000.00
Legal fees and expenses..................................       $30,000.00
Accounting fees and expenses.............................       $17,500.00
Miscellaneous fees and expenses..........................       $   822.11
                                                                ----------
     Total...............................................       $75,000
                                                                ==========

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "Delaware Law")
                                                               ------------
authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Registrant's Certificate
                 --------------
of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

     In connection with this offering, each selling stockholder has agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant and any underwriter, any other selling stockholder and any controlling person of such underwriter or other selling stockholder, against any and all liability arising from inaccurate information provided to the Registrant by such selling stockholder and contained herein up to a maximum of the net proceeds received by such selling stockholder from the sale of shares of Xilinx common stock hereunder.

Item 16. Exhibits and Financial Statement Schedules

     (a)  Exhibits

Number   Description
------   -----------
  5.1 Opinion of Venture Law Group regarding the legality of the Common Stock being registered
 23.1    Consent of Ernst & Young LLP, Independent Auditors
 23.2    Consent of Counsel (included in Exhibit 5.1)
 24.1    Power of Attorney (see page II-3)

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Xilinx pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 8th day of December 2000.

                                    XILINX, INC.

                                         /s/ Willem P. Roelandts
                                    By:________________________________
                                         Willem P. Roelandts, President
                                         and Chief Executive Officer
                                         (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Willem P. Roelandts and Kris Chellam, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                              Title                                         Date
     ---------                              -----                                         ----
/s/ Willem P. Roelandts              President and Chief Executive Officer           December 8, 2000
_____________________________             (Principal Executive Officer)
    Willem P. Roelandts

/s/   Kris Chellam                      Senior Vice President, Finance               December 8, 2000
_____________________________             and Chief Financial Officer
      Kris Chellam                   (Principal Financial and Accounting Officer)

/s/ Richard W. Sevcik
_____________________________                       Director                         December 8, 2000
    Richard W. Sevcik

/s/ Dennis L. Segers
_____________________________                       Director                         December 8, 2000
    Dennis L. Segers

/s/ Philip T. Gianos
_____________________________                       Director                         December 8, 2000
    Philip T. Gianos

/s/ Bernard V. Vonderschmitt
_____________________________                       Director                         December 8, 2000
    Bernard V. Vonderschmitt

/s/ Frank Sanda
_____________________________                       Director                         December 8, 2000
    Frank Sanda

                               INDEX TO EXHIBITS
                               -----------------

Number    Description
------    -----------

 5.1 Opinion of Venture Law Group regarding the legality of the Common Stock being registered

23.1      Consent of Ernst & Young LLP, Independent Auditors

23.2      Consent of Counsel (included in Exhibit 5.1)

24.1      Power of Attorney (see page II-3)